Exhibit 2.1

SECOND AMENDMENT TO

THE ASSET PURCHASE AGREEMENT

This Second Amendment dated December  2, 2004 (this “Amendment”) among Rush Enterprises, Inc., a Texas corporation (“Rush”); Rush Truck Centers of Texas, L.P., a Texas limited partnership (“Rush Texas”); Rush Truck Centers of Alabama, Inc., a Delaware corporation (“Rush Alabama”); Rush Truck Centers of Tennessee, Inc., a Delaware corporation (“Rush Tennessee”); Rush Truck Centers of Indiana, Inc., a Delaware corporation (“Rush Indiana”); Rush Administrative Services, Inc., a Delaware corporation (“Rush Administrative Services,” and collectively with Rush Texas, Rush Alabama, Rush Tennessee and Rush Indiana, “Purchaser”); American Truck Source, Inc., a Delaware corporation (“ATS”); Dallas Peterbilt, Ltd., L.L.P., a Texas limited liability partnership (“ATS Texas”); Birmingham Peterbilt, Inc., a Texas corporation (“Birmingham”); Nashville Peterbilt, Inc., a Tennessee corporation (“ATS Tennessee”); Louisville Peterbilt, Inc., an Indiana corporation (“Louisville”); Highland Park Land Company, a Texas corporation (“ATS Land”); American Truck Source Leasing, Inc., a Tennessee corporation (“ATS Leasing”); American Truck Source Financial Corporation, a Texas corporation (“ATS Financial,” and collectively with ATS, ATS Texas, Birmingham, ATS Tennessee, Louisville, ATS Land and ATS Leasing, “Seller”);  and John D. Moore,  Jesse T. Kirk and Milo Kirk, individual residents of the State of Texas (collectively, the “Shareholders”).

RECITALS

WHEREAS, Rush, Purchaser, Seller and the Shareholders have entered into an Asset Purchase Agreement dated September 15, 2004 (the “APA”), as amended by that certain First Amendment dated November 8, 2004 and certain related agreements, among Rush and Purchaser on the one hand and Seller and the Shareholders on the other hand, pursuant to which Purchaser has agreed, subject to certain conditions, to purchase substantially all of the assets of Seller;

WHEREAS, Peterbilt Motor Company, a division of PACCAR, Inc., a Delaware corporation (“Peterbilt”) has asserted that it has  a right of first refusal to acquire, or designate another party (the “Peterbilt Designee”) to acquire substantially all of the assets of Birmingham and Louisville owned or leased by Seller (individually, the “Birmingham Assets” and the “Louisville Assets” and collectively, the “Birmingham and Louisville Assets”), while consenting to the acquisition by Purchaser, other than Rush Alabama and Rush Indiana, of substantially all of the assets (except those included as part of the Birmingham and Louisville Assets) of ATS, ATS Texas, ATS Tennessee, ATS Land, ATS Leasing and ATS Financial (the “Rush Acquisition”); and

WHEREAS, Purchaser, Seller and the Shareholders have agreed to enter into this Amendment to the APA upon the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not defined have the meanings ascribed to them in the APA.

2.             ATS Land.  The APA is hereby amended to correct the name of ATS Land from Highland Park Land Co., Inc. to Highland Park Land Company.

3.             Change of Parties.  The APA is hereby amended to reflect that henceforth from the date of this Amendment, Rush Alabama, Rush Birmingham, Birmingham and Louisville will no longer be parties to the APA unless the provisions of paragraph 14 of this Amendment become applicable.

4.             Section 2.3.  The second paragraph of Section 2.3 of the APA is hereby replaced in its entirety by the following:

“Rush Texas will acquire the portion of the Assets held by ATS Texas; Rush Tennessee will acquire the portion of the Assets held by ATS Tennessee; and Rush Administrative Services will acquire the portion of the Assets held directly by ATS and by ATS Financial. Additionally, Rush Texas will acquire the real property owned by ATS Land and Jesse Kirk that is located in Texas, and Rush Tennessee will acquire the real property owned by ATS Land that is located in Tennessee.”

5.             Closing Date.  Section 2.5 of the APA is hereby amended by changing the Closing Date from June 30, 2005, at 10:00 a.m., local time to January 4, 2005, 10:00 a.m., local time, the Closing to be effective as of 12:01 a.m. January 1, 2005.

6.             Birmingham Peterbilt, Inc. and Louisville Peterbilt, Inc.  Subject to the last sentence of this Section 6, the APA is hereby amended to exclude the dealerships located in Birmingham, Alabama and Jeffersonville, Indiana and all other assets of Birmingham and Louisville from all provisions of the APA, including, but not limited to, the following provisions of the APA:

a.               the definitions of Seller, Assets, Business, Dealership Leased Facilities, Dealership Locations and Dealership Owned Properties;

b.              the assets covered by Article 2;

c.               the consideration provided in Article 3 of the APA;

d.              the representations and warranties contained in Article 4;

e.               the change of name of Seller provided in Section 12.3 of the APA;

f.                 the employment of Seller’s employees set forth in Section 5.5 and Article 17 of the APA;

g.              the noncompetition clause in Section 12.8 of the APA as described more specifically in paragraph 9 of this Amendment; and

h.              any schedules associated with the foregoing.

This Section 6 is applicable only if either the Birmingham Assets, the Louisville Assets or both are purchased by Peterbilt or the Peterbilt Designee and only to the extent of the assets purchased by Peterbilt or the Peterbilt Designee.

7.             Purchase Price.  Section 3.1 of the APA is amended by deleting paragraph (a) thereof and replacing it in its entirety with the following:

“(a) the sum of $48,500,000 to be paid in cash at Closing; plus”

8.             Section 4.3.  Section 4.3 of the APA is hereby amended by deleting the term “Seller” therein and replacing it with the term “ATS.”

9.             Noncompetition.  Rush and Purchaser hereby amend the provisions in the APA relating to noncompetition under Section 12.8 of the APA so as to exclude the Birmingham and Louisville dealerships and acknowledge and agree that ATS, Birmingham, Louisville and/or their affiliates will continue to operate the assets currently in use by those dealerships until such time as Peterbilt, the Peterbilt Designee or Purchaser purchases those assets; provided, however, that if the provisions of Section 14.a. hereof become applicable, the exclusion set forth in this Section 9 shall apply only to the dealership, if any, that the Purchaser does not purchase.  Subject to the immediately preceding sentence, this waiver of Section 12.8 of the APA includes, but is not limited to, the use by Seller and Shareholders of the Customer Lists of the Birmingham and Louisville dealerships, the solicitation of clients or customers of these dealerships and the continued employment of any employees of these dealerships.

10.           Disclosure Schedules.  The Disclosure Schedules shall be amended and updated on or before the Closing Date to reflect the changes made in this Amendment and any other amendment made to the APA or other related documents before Closing.

11.           AS 400 Computer System and Office Space.   Rush and Purchaser hereby agree to allow Seller and Shareholders to have access to and usage of the AS 400 computer system: (i) for use at the Birmingham and Louisville locations until such time as Peterbilt, a designee of Peterbilt or Purchaser purchases the Birmingham and Louisville Assets; and (ii) as provided in Section 4.15 of the APA relating to the access by the Shareholders and Seller to the books and records of the Business for all Dealership Locations.

Rush and Purchaser hereby agree to allow Seller and Shareholders to have access to and usage of a reasonable amount of office space for management and accounting staff until such time as both the Birmingham Assets and the Louisville Assets are sold.

12.           Tyler Lease Agreement.  The APA originally provided for the purchase by Purchaser of the real property associated with the dealership located in Tyler, Texas (the “Tyler Real Property”).  The APA is hereby amended to provide for Rush to lease the Tyler Real Property with an option to purchase rather than Rush purchasing the Tyler Real Property at Closing.

13.           Amendment of Definitions of Dealership Locations and Dealership Owned Properties.  The definitions of Dealership Locations and Dealership Owned Properties in the APA are hereby replaced in their entirety by the following:

“Dealership Locations” shall mean Seller’s Peterbilt motor vehicle sales, parts and service dealership facilities currently operated by Seller in Abilene, Texas; Irving, Texas; Fort Worth, Texas; and Nashville, Tennessee.”

“Dealership Owned Properties” shall mean the real property and improvements owned by Seller in Irving, Texas; Fort Worth, Texas; Temple, Texas; and Nashville, Tennessee.

14.           Failure to Close.

a.               If the purchase of either the Birmingham or the Louisville Assets by Peterbilt or the Peterbilt Designee has not occurred by January 31, 2005, Purchaser agrees to purchase the Birmingham Assets, the Louisville Assets, or both, as set forth below, as soon as practicable after the termination of any asset purchase agreement entered into among the Seller, Shareholders and Peterbilt or the Peterbilt Designee or if no agreement is ever entered into.  Accordingly, Purchaser agrees that it will use its best efforts to obtain, as soon as possible after notification by ATS that the Birmingham Assets, the Louisville Assets, or both, have not been purchased by Peterbilt or the Peterbilt Designee, written approval to be licensed as a new Motor Vehicle Dealer by the appropriate department or agency of the State of Alabama and the State of Indiana or, if Peterbilt or the Peterbilt Designee purchases the assets of one of the locations, the state in which the remaining assets are located, to do business as a motor vehicle dealer at the location of the dealership or dealerships not purchased by Peterbilt or the Peterbilt Designee.  Purchaser agrees to purchase the Birmingham and Louisville Assets together, or separately if the assets of only one of the locations has been sold to Peterbilt or the Peterbilt Designee, on the terms and conditions and for the consideration set forth in the APA prior to this Amendment, including the terms of the original indemnity provisions in Article 14 of the APA.  The purchase price for goodwill is $2,250,000 with respect to the Louisville Assets and $3,250,000 with respect to the Birmingham Assets.

b.              In the event that an asset purchase agreement for the Louisville dealership between Peterbilt, Seller and the Shareholders cannot be negotiated, terminates or fails to close as described in paragraph 14(a) above, and Purchaser and Rush buy the assets of Louisville, Purchaser, Rush, Seller and the Shareholders hereby agree that they will enter into a commercial lease agreement for the real property associated with the Louisville dealership located in Jeffersonville, Indiana on the following terms:

(1)                        Rent: $21,500.00 per month;

(2)                        Term of Lease: Five years with one option to renew for five years;

(3)                        Option to Buy: Six month option to buy; and

(4)                        Cost of Living Allowance: Three percent per year.

15.           Cooperation.  Rush and Purchaser hereby agree that they will cooperate with the Seller and Shareholders in any sale of the Birmingham and Louisville Assets to Peterbilt or a Peterbilt Designee by executing additional amendments to the APA, if necessary, or any additional documents needed in order to close any transaction between Seller and Shareholders and Peterbilt or a Peterbilt Designee.

16.           Effect of this Amendment.  Except as expressly modified in this Amendment, the APA shall continue in full force and effect according to its terms, and Purchaser, Rush, the Shareholders and Seller hereby ratify and affirm all their respective rights and obligations under the APA.

17.           Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

RUSH

RUSH ENTERPRISES, INC.

By:		/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	Chairman and Chief Executive Officer

PURCHASER:

RUSH TRUCK CENTERS OF TEXAS, L.P.

By:	Rushtex, Inc., its general partner

	By:	/s/ W. Marvin Rush
	Name:	W. Marvin Rush
	Title:	Chairman and
Chief Executive Officer

RUSH TRUCK CENTERS OF TENNESSEE, INC.

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	Chairman and Chief Executive Officer

RUSH TRUCK CENTERS OF ALABAMA, INC.

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	Chairman and Chief Executive Officer

RUSH TRUCK CENTERS OF INDIANA, INC.

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	Chairman and Chief Executive Officer

RUSH ADMINISTRATIVE SERVICES, INC.

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	Chairman and Chief Executive Officer

SELLERS:

AMERICAN TRUCK SOURCE, INC.

By:	/s/ John Moore
Name:	John Moore
Title:	President

AMERICAN TRUCK SOURCE FINANCIAL CORPORATION

By:	/s/ John Moore
Name:	John Moore
Title:	President

DALLAS PETERBILT, LTD., L.L.P.

BY:	ATS HOLDINGS, INC., GENERAL PARTNER

	By:	/s/ John Moore
	Name:	John Moore
	Title:	President

BIRMINGHAM PETERBILT, INC.

By:	/s/ John Moore
Name:	John Moore
Title:	President

NASHVILLE PETERBILT, INC.

By:	/s/ John Moore
Name:	John Moore
Title:	President

LOUISVILLE PETERBILT, INC.

By:	/s/ John Moore
Name:	John Moore
Title:	President

AMERICAN TRUCK SOURCE LEASING, INC.

By:	/s/ John Moore
Name:	John Moore
Title:	President

HIGHLAND PARK LAND COMPANY

By:	/s/ John Moore
Name:	John Moore
Title:	President

SHAREHOLDERS:

/s/ John Moore
John D. Moore

/s/ Jesse T. Kirk
Jesse T. Kirk

/s/ Milo Kirk
Milo Kirk